Whirlpool Corporation

Notes
Due Nine Months or More From the Date of Issue

TERMS AGREEMENT

February 25, 2008

Whirlpool Corporation
2000 North M-63
Benton Harbor, Michigan 49022-2692

Attention:  Treasurer

            Subject in all respects to the terms and conditions of the Selling Agency Agreement (the "Agreement") dated February 25, 2008, between the Purchasers and Agents referenced therein  and you, the undersigned agrees to purchase the following Notes of Whirlpool Corporation:

Aggregate Principal Note:	$500,000,000
Interest Rate:	5.500% per annum
Date of Maturity:	March 1, 2013
Interest Payment Dates:	March 1 and September 1 of each year, commencing September 1, 2008
Record Dates:	February 15 and August 15 of each year, commencing February 15, 2008
Change of Control Offer:	Yes
Other Terms of Notes:	None
Discount:	0.60% of the principal amount
Purchase Price:	99.175% of the principal amount, plus accrued interest from February 28, 2008
Commission:	$3,000,000
Time of Sale:	3:00 PM, New York City Time
Purchase Date and Time:	February 28, 2008, 9:00 AM, New York City Time
Place for Delivery of Notes and Payment Therefor:	Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017

Method of Payment:	Cash
Modification, if any, in the requirements to deliver the documents specified in Sections 2(b) or 6(b) or other Sections of the Agreement:	None

BANC OF AMERICA SECURITIES, LLC

By: /s/ Peter J. Carbone
Name: Peter J. Carbone
Title: Vice President

GREENWICH CAPITAL MARKETS, INC.

By: /s/ Moshe Tomkiewicz
Name: Moshe Tomkiewicz
Title: Managing Director

Accepted:

WHIRLPOOL CORPORATION

By: /s/ Blair A. Clark
Name: Blair A. Clark
Title: Vice President and Treasurer